Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 8 to Form F-1 of IMMRSIV Inc. and its subsidiaries to be filed on or about March 25, 2024, of our report dated September 01, 2023, with respect to our audit of the financial statements of IMMRSIV Inc and its subsidiaries as of December 31, 2022 and 2021 and for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

March 25, 2024